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                                                                    EXHIBIT 11.1

                     OUTDOOR SYSTEMS, INC. AND SUBSIDIARIES

               STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER
                    COMMON AND EQUIVALENT SHARE OUTSTANDING
                       (IN THOUSANDS, EXCEPT FOR SHARES)

                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1994         1995         1996
                                                             ----------   ----------   ----------
Net Income (Loss) attributable to Common Stockholders......  $     (263)  $      307   $   (6,905)
                                                             ==========   ==========   ==========
Weighted average common shares outstanding at end of
  period...................................................  21,096,379   21,096,379   30,076,756
Dilutive effect of stock options(1)........................                4,327,699    5,186,580
                                                             ----------   ----------   ----------
Weighted average common and equivalent shares
  outstanding..............................................  21,096,379   25,424,078   35,263,336
                                                             ==========   ==========   ==========
Net Income (Loss) per common and equivalent share
  outstanding..............................................  $     (.01)  $      .01   $     (.19)
                                                             ==========   ==========   ==========

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(1) Stock options were anti-dilutive in 1994 due to the net loss. Stock options were included in 1996 because the Company had net income before the extraordinary loss.